EXHIBIT 20
                                 FORD



NEWS     FOR IMMEDIATE RELEASE

Contact:
Media Inquiries:       Broadcast Media:       Stockholder Inquiries:
Christian Vinyard      Lin Cummins            (313) 845-8540
(313) 322-9600         (313) 322-9600

             FORD EARNS $653 MILLION IN FIRST QUARTER

     DEARBORN, Mich., April 17 -- Financial Services posted record earnings for the first quarter of 1996, while automotive operations reflected the impact of lower production volumes from dealer inventory rebalancing, high-volume product launches in North America and Europe, and lower overseas results primarily in Brazil.

     In the first quarter, Ford earned $653 million, or 53 cents per fully-diluted share of common and Class B stock. This compares with $1.55 billion, or $1.28 per fully-diluted share in the first quarter of 1995. Net income from automotive operations was $142 million, and net income from financial services was $511 million.

     "We've nearly completed an important series of high-volume launches that will leave our product line-up the strongest it's ever been and the most attractive for our customers," said Chairman and Chief Executive Officer Alex Trotman. "At the same time, our cost reduction efforts will help improve our financial results in the coming quarters."

     Last July, Ford outlined its lower expectations for the last half of 1995 and the first quarter of 1996. "During this period, our profits declined, but assuming that moderate economic growth continues in Ford's major markets, the remainder of 1996 should see our financial results significantly improving," Trotman said.

SUMMARY OF FIRST QUARTER 1996 COMPARED WITH FIRST-QUARTER 1995

Overview
- --------

- -   Total earnings were $653 million, compared with $1.55 billion in the first quarter of 1995.
- -   Fully-diluted earnings were 53 cents per share, compared with $1.28 per share.
- -   Worldwide sales and revenues were $36.3 billion, compared with
    $34.8 billion.
- -   Stockholders' equity was $24.5 billion, compared with $23.5 billion a year ago.

Automotive
- ----------

- -   Net income from worldwide automotive operations was $142 million, compared with $1.14 billion. After-tax return on sales was 0.5 percent, compared with four percent.
- -   Net income from U.S. automotive operations was $48 million, compared with $825 million.
- -   Net income from automotive operations outside the U.S. was $94 million, compared with $316 million.
- -   Worldwide vehicle unit sales were 1,638,000, compared with
    1,770,000 units.
- -   Combined car and truck share in the U.S. was 25.8 percent, compared with 26.6 percent.
- -   Combined car and truck share in Europe was 12.2 percent, compared with 12.5 percent.

Financial Services Group
- ------------------------

- -   Financial Services Group earned $511 million, a first-quarter record, compared with $409 million in 1995.
- -   Ford Credit earned $293 million, compared with $288 million.
- -   Associates First Capital Corporation, together with the
    international affiliates it manages, earned $192 million, compared with $168 million.
- -   USL Capital earned $40 million, compared with $26 million.

Automotive Balance Sheet
- ------------------------

- -   Cash and marketable securities were $12.9 billion, compared with
    $13.2 billion a year ago.
- -   Debt was $7.2 billion, compared with $7.1 billion.
- -   Net cash was $5.7 billion, compared with $6.1 billion.
- -   Capital spending was $1.8 billion, compared with $2.1 billion in the first quarter a year ago.

                               -3-
AUTOMOTIVE OPERATIONS

  Ford's first-quarter income from worldwide operations was $142 million, down about $1 billion from the first quarter of 1995. U.S. automotive operations earned $48 million, down
$777 million from a year ago. The decline stems from lower production volumes from dealer inventory rebalancing and costs associated with high-volume product launches.

  Outside the U.S., automotive operations earned $94 million, down $222 million from a year ago. In Europe, Ford earned $73 million, down $92 million from the same period last year.
The decline in Europe reflects costs of launching new high-volume products.

  Results in Brazil were impacted by the lack of a domestically-produced small car. Introduction of the Ford Fiesta, produced in Brazil, is scheduled for May.

  Customer responses to new products throughout the world were strong. "The initial success of our highest-volume products in Europe and North America -- the new Ford Fiesta and the new F-Series -- is nothing short of sensational," Trotman said. The Ford Explorer, with 14 consecutive monthly records, also set a record for the first quarter.

  Car sales in large-volume segments also showed strength. "Despite the planned reduction in daily rental volumes, Taurus was the best-selling car in America during the first quarter of 1996 as well as for the first half of the 1996 model year and all of 1995," Trotman noted. The Ford Contour had its best month ever in March, and combined sales for Contour and the Mercury Mystique set records both for March and the first quarter.

  On April 12, Ford and Mazda announced an agreement to strengthen their relationship, with Ford increasing its equity position in Mazda from 24.5 to 33.4 percent.

FINANCIAL SERVICES

  Financial Services Group earned $511 million, a record for any first quarter. These results compare with earnings of $409 million in the first quarter of 1995.

     "Once again, our world-class Financial Services Group set another record in the first quarter," Trotman said. "First-quarter profits were up year-to-year at all businesses in the group."

  Ford Credit earned $293 million, an increase of $5 million from the prior year. The Associates reported a record first-quarter profit of $192 million, up 14 percent from $168 million earned in last year's first quarter. USL Capital posted a first-quarter record of $40 million, an increase of 54 percent from the $26 million posted in 1995's first quarter.

  In February, Associates First Capital Corporation filed a registration statement with the Securities and Exchange
Commission for an initial public offering of up to 19.8 percent of its common stock. The Associates is a leading diversified finance company with assets of more than $40 billion. Ford purchased The Associates in 1989.

  "The partial sale of The Associates represents an important strategic decision for Ford," Trotman said. "The actions that we are taking will establish a market value for this important Ford asset and will strengthen Ford's already strong balance sheet."

     Ford also is continuing to study the partial or complete sale of USL Capital.

THE STRENGTHS OF FORD

   Looking ahead, Trotman said, "Our strategies are the right ones for this time in our history. Our product line around the world is being revitalized, and our cost-cutting efforts will soon begin to pay off."

   "We do not manage this business for quarter-to-quarter results,"
Trotman said.    Over the last 10, 20 and 40 years, Ford's
average annual total return to shareholders has exceeded the major stock indexes as well as the performance of the other
U.S. automakers.

   "The best time to make fundamental change is when a company's financial position is strong," Trotman said. "Our balance sheet is solid, our dividend is the most attractive in the industry, our pension plans are fully funded, and our credit rating is the highest among U.S. automakers. The automotive and financial services businesses always have been highly competitive, and will continue to be so in the future. But, with the fundamental changes we have made and are making, Ford is positioning itself to become an even stronger competitor," he said.

                              # # #


                         Ford Motor Company and Subsidiaries

                                   HIGHLIGHTS
                                   ----------




                                                                         First Quarter
                                                                   -----------------------
                                                                     1996            1995
                                                                   -------         -------
                                                                          (unaudited)
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- - United States                                                     940              1,087
- - Outside United States                                             698                683
                                                                  -----              -----
   Total                                                          1,638              1,770
                                                                  =====              =====

Sales and revenues (in millions)
- - Automotive                                                    $29,333            $28,601
- - Financial Services                                              6,928              6,182
                                                                -------            -------
   Total                                                        $36,261            $34,783
                                                                =======            =======

Net income (in millions)
- - Automotive                                                    $   142            $ 1,141
- - Financial Services                                                511                409
                                                                -------            -------
   Total                                                        $   653            $ 1,550
                                                                =======            =======

Capital expenditures (in millions)
- - Automotive                                                    $ 1,789            $ 2,131
- - Financial Services                                                113                 67
                                                                -------            -------
   Total                                                        $ 1,902            $ 2,198
                                                                =======            =======

Stockholders' equity at March 31
- - Total (in millions)                                           $24,540            $23,552
- - After-tax return on Common and
   Class B stockholders' equity                                    10.7%              30.9%

Automotive cash, cash equivalents
 and marketable securities at
 March 31 (in millions)                                         $12,937            $13,254

Automotive debt at March 31
 (in millions)                                                  $ 7,175            $ 7,102

Automotive after-tax return on sales                                0.5%               4.0%

Shares of Common and Class B Stock
 (in millions)
- - Average number outstanding                                       1,168             1,025
- - Number outstanding at March 31                                   1,175             1,027

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income                                                           $  0.54           $  1.44

Income assuming full dilution
- - Automotive                                                     $  0.11           $  0.94
- - Financial Services                                                0.42              0.34
                                                                 -------           -------
   Total                                                         $  0.53           $  1.28
                                                                 =======           =======

Cash dividends                                                   $  0.35           $  0.26

<capiton>

                                       Ford Motor Company and Subsidiaries

                                                 VEHICLE UNIT SALES
                                                 ------------------

                                 For the Periods Ended March 31, 1996 and 1995
                                                   (in thousands)


                                                                First Quarter
                                                          -----------------------
                                                            1996            1995
                                                          -------         -------
                                                                (unaudited)
North America
United States
 Cars                                                      378               509
 Trucks                                                    562               578
                                                         -----             -----
  Total United States                                      940             1,087

Canada                                                      50                65
Mexico                                                      12                11
                                                         -----             -----

  Total North America                                    1,002             1,163

Europe
Germany                                                    118               118
Britain                                                    118               104
Italy                                                       56                52
France                                                      51                44
Spain                                                       48                48
Other countries                                             84                77
                                                         -----             -----

  Total Europe                                             475               443

Other international
Brazil                                                      47                62
Australia                                                   32                31
Taiwan                                                      31                28
Japan                                                       16                16
Argentina                                                   16                10
Other countries                                             19                17
                                                         -----             -----

  Total other international                                161               164
                                                         -----             -----

Total worldwide vehicle unit sales                       1,638             1,770
                                                         =====             =====



Vehicle unit sales are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.

                                          Ford Motor Company and Subsidiaries

                                            CONSOLIDATED STATEMENT OF INCOME
                                            --------------------------------

                                 For the Periods Ended March 31, 1996 and 1995
                                                      (in millions)

                                                            First Quarter
                                                      -------------------------
                                                        1996             1995
                                                      --------         --------
                                                            (unaudited)
AUTOMOTIVE
Sales                                                 $29,333          $28,601

Costs and expenses (Note 2)
Costs of sales                                         27,546           25,431
Selling, administrative and other expenses              1,472            1,388
                                                      -------          -------
  Total costs and expenses                             29,018           26,819

Operating income                                          315            1,782

Interest income                                           184              207
Interest expense                                          172              166
                                                      -------          -------
  Net interest income                                      12               41
Equity in net (loss)/income of affiliated companies       (52)              20
Net expense from transactions with Financial Services     (20)             (23)
                                                      -------          -------

Income before income taxes - Automotive                   255            1,820

FINANCIAL SERVICES
Revenues                                                6,928            6,182

Costs and expenses
Interest expense                                        2,421            2,167
Depreciation                                            1,691            1,521
Operating and other expenses                            1,428            1,336
Provision for credit and insurance losses                 576              422
                                                      -------          -------
  Total costs and expenses                              6,116            5,446
Net revenue from transactions with Automotive              20               23
                                                      -------          -------

Income before income taxes - Financial Services           832              759
                                                      -------          -------

TOTAL COMPANY
Income before income taxes                              1,087            2,579

Provision for income taxes                                413              988
                                                      -------          -------

Income before minority interests                          674            1,591

Minority interests in net income of subsidiaries           21               41
                                                      -------          -------

Net income                                            $   653          $ 1,550
                                                      =======          =======

Income attributable to Common and Class B Stock
 after preferred stock dividends                      $   634          $ 1,478

Average number of shares of Common and Class B
 Stock outstanding                                      1,168            1,025

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK

Income                                               $  0.54           $  1.44

Income assuming full dilution                        $  0.53           $  1.28

Cash dividends                                       $  0.35           $  0.26

The accompanying notes are part of the financial statements.

                                          Ford Motor Company and Subsidiaries

                                               CONSOLIDATED BALANCE SHEET
                                               --------------------------
                                                      (in millions)

                                                                                   March 31,          December 31,
                                                                                     1996                 1995
                                                                                  -----------         ------------
                                                                                  (unaudited)
ASSETS
Automotive
Cash and cash equivalents                                                          $  6,074             $  5,750
Marketable securities                                                                 6,863                6,656
                                                                                   --------             --------
   Total cash, cash equivalents and marketable securities                            12,937               12,406

Receivables                                                                           3,463                3,321
Inventories (Note 3)                                                                  7,182                7,162
Deferred income taxes                                                                 2,952                2,709
Other current assets                                                                  2,206                1,483
Net current receivable from Financial Services                                          134                  200
                                                                                   --------             --------
   Total current assets                                                              28,874               27,281

Equity in net assets of affiliated companies                                          2,157                2,248
Net property                                                                         31,446               31,273
Deferred income taxes                                                                 4,584                4,802
Other assets                                                                          7,285                7,168
                                                                                   --------             --------
   Total Automotive assets                                                           74,346               72,772

Financial Services
Cash and cash equivalents                                                             2,066                2,690
Investments in securities                                                             4,470                4,553
Net receivables and lease investments                                               153,467              149,694
Other assets                                                                         13,655               13,574
                                                                                   --------             --------
   Total Financial Services assets                                                  173,658              170,511
                                                                                   --------             --------

   Total assets                                                                    $248,004             $243,283
                                                                                   ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                     $ 11,635             $ 11,260
Other payables                                                                        1,704                1,976
Accrued liabilities                                                                  13,584               13,392
Income taxes payable                                                                    351                  316
Debt payable within one year                                                          1,676                1,832
                                                                                   --------             --------
   Total current liabilities                                                         28,950               28,776

Long-term debt                                                                        5,499                5,475
Other liabilities                                                                    27,631               25,677
Deferred income taxes                                                                 1,206                1,186
                                                                                   --------             --------
   Total Automotive liabilities                                                      63,286               61,114

Financial Services
Payables                                                                              3,479                5,476
Debt                                                                                145,628              141,317
Deferred income taxes                                                                 4,123                3,831
Other liabilities and deferred income                                                 6,133                6,116
Net payable to Automotive                                                               134                  200
                                                                                   --------             --------
   Total Financial Services liabilities                                             159,497              156,940

Company-obligated mandatorily redeemable preferred securities of
 a subsidiary trust (aggregate principal amount of $632 million)                        681                  682

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate liquidation
  preference of $833 million and $1,042 million)                                          *                    *
 Common Stock, par value $1.00 per share (1,105 and 1,089 million shares issued)      1,105                1,089
 Class B Stock, par value $1.00 per share (71 million shares issued)                     71                   71
Capital in excess of par value of stock                                               5,129                5,105
Foreign currency translation adjustments and other                                      322                  594
Earnings retained for use in business                                                17,913               17,688
                                                                                   --------             --------
   Total stockholders' equity                                                        24,540               24,547
                                                                                   --------             --------

   Total liabilities and stockholders' equity                                      $248,004             $243,283
                                                                                   ========             ========

- - - - - -
*Less than $1 million

The accompanying notes are part of the financial statements.


                                                Ford Motor Company and Subsidiaries

                                             CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                             ----------------------------------------------

                                             For the Periods Ended March 31, 1996 and 1995
                                                             (in millions)


                                                                        First Quarter 1996       First Quarter 1995
                                                                      ----------------------   ---------------------
                                                                                   Financial               Financial
                                                                      Automotive   Services    Automotive   Services
                                                                      ----------   ---------   ----------   --------
                                                                            (unaudited)              (unaudited)

Cash and cash equivalents at January 1                                 $ 5,750     $  2,690     $ 4,481     $  1,739

Cash flows from operating activities before securities trading           2,916        3,014       3,650        3,284
Net (purchases)/sales of trading securities                               (197)         281       4,289          324
                                                                       -------     --------     -------     --------

   Net cash flows from operating activities                              2,719        3,295       7,939        3,608

Cash flows from investing activities
 Capital expenditures                                                   (1,789)        (113)     (2,131)         (67)
 Acquisitions of receivables and lease investments                           -      (28,164)          -      (23,988)
 Collections of receivables and lease investments                            -       20,949           -       15,839
 Net acquisitions of daily rental vehicles                                   -         (989)          -         (781)
 Purchases of securities                                                   (10)      (3,433)        (18)      (1,818)
 Sales and maturities of securities                                          0        3,217           9        1,337
 Proceeds from sales of receivables                                          -        1,775           -            0
 Net investing activity with Financial Services                             (3)           -        (174)           -
 Other                                                                     (97)         209        (442)        (127)
                                                                       -------     --------     -------     --------

   Net cash used in investing activities                                (1,899)      (6,549)     (2,756)      (9,605)

Cash flows from financing activities
 Cash dividends                                                           (428)           -        (338)           -
 Issuance of Common Stock                                                   40            -          96            -
 Changes in short-term debt                                               (158)          34         217        2,408
 Proceeds from issuance of other debt                                       14        6,126           0        6,674
 Principal payments on other debt                                           (3)      (3,462)       (207)      (3,239)
 Net financing activity with Automotive                                      -            3           -          174
 Other                                                                       1           43           6          190
                                                                       -------     --------     -------     --------

   Net cash (used in)/provided by financing activities                    (534)       2,744        (226)       6,207

Effect of exchange rate changes on cash                                    (28)         (48)        178          163
Net transactions with Automotive/Financial Services                         66          (66)        317         (317)
                                                                       -------     --------     -------     --------


   Net increase/(decrease) in cash and cash equivalents                    324         (624)      5,452           56
                                                                       -------     --------     -------     --------

Cash and cash equivalents at March 31                                  $ 6,074     $  2,066     $ 9,933     $  1,795
                                                                       =======     ========     =======     ========

The accompanying notes are part of the financial statements.

                      Ford Motor Company and Subsidiaries

                        NOTES TO FINANCIAL STATEMENTS
                        -----------------------------

                                (unaudited)


1. Financial Statements - The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the financial statements contained in the registrant's Annual Report on Form 10-K (the "10-K Report") for the year ended December 31, 1995. For purposes hereof, "Ford" or the "Company" means Ford Motor Company and its majority owned subsidiaries unless the context requires otherwise. Certain amounts for prior periods have been reclassified.


2.   Selected Automotive costs and expenses are summarized as follows
     (in millions):

                                                                           First Quarter
                                                                    ---------------------------
                                                                        1996             1995
                                                                    -----------       ---------
     Depreciation                                                    $636                $589
     Amortization                                                     764                 712


3.   Automotive inventories are summarized as follows (in millions):
     ----------------------

                                                                      March 31,      December 31,
                                                                        1996             1995
                                                                    ------------     ------------
     Raw materials, work in process and supplies                       $3,564          $3,717
     Finished products                                                  3,618           3,445
                                                                       ------          ------
        Total inventories                                              $7,182          $7,162
                                                                       ======          ======

     U.S. inventories                                                  $2,902          $2,662